Exhibit 99.1

13215 Hill Country Blvd., Suite B-300, Austin, TX 78738
Telephone: 512-538-2300 Fax: 512-538-2333
www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES APPOINTS INDEPENDENT DIRECTOR

Austin, Texas, April 13, 2021 --- Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced Ms. Amina Belouizdad will be appointed to the Company’s Board of Directors (the “Board”) effective May 13, 2021 following the annual meeting of the Company’s stockholders. With the appointment, the Company’s Board will increase to eight members, six of whom being independent, including Ms. Belouizdad. Ms. Belouizdad will sit on the Board’s Nominating and Corporate Governance and Compensation Committees.

“On behalf of the Board of Directors and the Summit executive management team, we are thrilled to welcome Amina to our Board,” said Jonathan Stanner, the Company’s President and Chief Executive Officer. “Amina’s vast and unique experience will bring important additional expertise to the Board at an exciting time for the Company as we enter into a favorable post-pandemic operating environment well positioned to pursue opportunistic growth,” added Mr. Stanner.

“I am thrilled to be joining the dynamic Board of Summit Hotel Properties and look forward to the opportunity to work with the Board and management team as the Company enters an exciting phase of further differentiating itself in the industry by anticipating and meeting future consumer trends,” commented Ms. Belouizdad.

Ms. Belouizdad is currently the Co-CEO of PS (formerly The Private Suite), a high growth private equity backed company that operates private airport terminals for commercial flights. In the twelve months after she joined PS, the company doubled revenues through an overhaul of commercial strategy including marketing, pricing, product and partnerships. Prior to joining PS, she was a Senior Director at Lionstone Investments, where she executed on over $1 billion in transactions in multiple real estate classes across the United States. Previously, she spent six years living and working in China where she was Director at China’s first boutique hotel brand, overseeing its development and growth.

Mr. Belouizdad is originally from Algeria and has lived in the UAE, Canada, China and the United States. She speaks five languages and graduated from McGill University (Montreal, QC) with a Bachelor of Commerce, Major in Finance and received her MBA, Major in Finance and Real Estate from The Wharton School of the University of Pennsylvania.

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About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry. As of April 13, 2021, the Company's portfolio consisted of 72 hotels, 67 of which are wholly owned, with a total of 11,288 guestrooms located in 23 states.

For additional information, please visit the Company's website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

Senior Vice President of Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

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